Exhibit 99.1

NAVISTAR PLANS EXPANSION INTO GROWING RV MOTOR HOME,
STEP-VAN CHASSIS MARKET THROUGH ACQUISITION

Acquisition Expected To Be Accretive Next Year; Propels Company Growth Strategy

WARRENVILLE, Ill.—July 5, 2005— Navistar International Corporation (NYSE: NAV) announced today that its operating company, International Truck and Engine Corporation, has entered into an agreement to acquire Workhorse Custom Chassis, a leading manufacturer of chassis for motor homes and commercial step-van vehicles.

Terms of the all-cash deal were not disclosed. The acquisition is expected to close in Navistar’s fiscal 2005 fourth quarter. The proposed acquisition also includes Uptime Parts, a parts distribution network that supplies commercial fleets and RV dealers.

Workhorse is a U.S.-based leader in the sale of the gas RV chassis and Class 3-6 step-vans, having produced more than 18,000 chassis in 2004. Both companies were profitable in calendar year 2004 with combined sales of approximately $480 million.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, said the acquisition will enable International to immediately become a major player in the growing Class A RV chassis market, and provide the opportunity to grow its diesel engine and parts sales.

“We expect the acquisition will be accretive to our earnings next year and will provide significant opportunities for future growth,” Ustian said. “Workhorse and International's product lines are highly complementary, which we believe will present many opportunities for operating synergies as well as allow us to offer a more complete line of products to existing customers.”

The RV industry is forecast to grow three to five percent over each of the next five years, due in part to the growing popularity of motor homes among baby boomers. Sales of Class A units last year exceeded 40,000. Step-van sales range from 8,000 to 12,000 units per year and are expected to continue to grow as the result of increased home shopping and e-commerce by consumers.

Ustian added, “This acquisition represents another example of our corporate commitment to strategically invest in businesses that are in growing markets and help diversify our revenue and earnings base.”

The proposed acquisition is subject to normal review under the Hart-Scott-Rodino Antitrust Act and other conditions.

Ustian noted that the commonality between International’s product line and the commercial and RV chassis produced at Workhorse will result in potential significant purchasing synergies for Workhorse. In addition, a critical segment of the motor home market is the diesel rear-engine chassis, which today represents less than 50 percent of the market.

“International’s diesel competencies and engine portfolio provide great opportunities for expansion of the Workhorse products into these segments of the market and the first step in that process will be the planned introduction of the International® VT275 V-6 engine in a Workhorse commercial chassis later in 2005,” Ustian said.

International is the world leader in the production of diesel engines in the 160 to 340 horsepower range.

Ustian said that International plans to keep the strong Workhorse brand and RV dealer network intact and utilize the talented management team to continue to develop the business for growth.

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Exhibit 99.1 (continued)

“With International’s backing, Workhorse will have new opportunities to improve our cost structure and parts and service capabilities,” said Dave Olsen, president, Workhorse Custom Chassis. “At Workhorse we’re proud to be a leading supplier in the RV and commercial industries. We’re committed to maintain and strengthen the relationships that have gotten us here and continue our active support of growth in the devoted RV community.”

Workhorse’s manufacturing operations are carried out at a 209,000-square-foot state-of-the-art facility in Union City, Ind. The parts business is headquartered in West Chicago, Ill. with support facilities in Reno, Nev. and Fremont, Calif. The affiliated companies currently have more than 500 employees.

Workhorse supplies the major Class A motor home manufacturers as well as all major commercial body builders.

Robert Lannert, Navistar vice chairman and chief financial officer, noted that the transaction price includes approximately $185 million of debt which will be repaid by Navistar at the closing and that the 4 ¾ percent convertible debt on Navistar’s balance sheet, which the company had previously said it intended to call prior to October 31, 2005, will now be retained.

“Based on a thorough analysis of given alternatives for uses of cash, we believe that the strategic and financial benefits of acquiring Workhorse and its affiliate, Uptime Parts, will maximize shareholder value,” Lannert said. “The company intends to de-leverage its balance sheet by paying off its $400 million senior notes from internal cash flow at maturity in June 2006.”

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company, through its affiliates, produces International® brand commercial trucks, mid-range diesel engines and IC® brand school buses and is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. A wholly owned subsidiary offers financing services. Additional information is available at www.nav-international.com

Forward-Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,”“expect,”“anticipate,”“intend,”“plan,”“estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004

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